F-7



ARTICLES OF INCORPORATION

OF

PROGOLFTOURNAMENTS.COM





     The undersigned, acting as incorporator, pursuant to the provisions of the laws of the State of
Nevada relating to private corporations, hereby adopts the following Articles of
Incorporation:

            ARTICLE ONE.  (NAME)

The name of the corporation  is:
PROGOLFTOURNAMENTS.COM

          ARTICLE TWO.  (RESIDENT AGENT)
The initial agent for service of process is the
Nevada Agency and Trust Company, 50 West
Liberty Street, Suite 880, City of Reno,
County of Washoe,
State of Nevada 89501.

          ARTICLE THREE.  (PURPOSES)      The
purposes for which the corporation is
organized are to engage in any activity or business not in conflict with the laws of the State of Nevada or of the United States of America, and without limiting the generality of the foregoing, specifically:-

I.   (OMNIBUS).     To have to exercise all
the powers now or hereafter conferred by the laws of the State of Nevada upon corporations organized pursuant to the laws under which the corporation is organized and any and all acts amendatory thereof and supplemental thereto.

II.  (CARRYING ON BUSINESS OUTSIDE STATE).
To conduct and carry on its business or any branch thereof in any state or territory of the United States or in any foreign country in conformity with the laws of such state, territory, or foreign country, and to have and maintain in any state, territory, or foreign country a business office, plant, store or other facility.

III. (PURPOSES TO BE CONSTRUED AS POWERS).
The purposes `specified herein shall be
construed both as purposes and powers and shall be in no wise limited or restricted by reference to, or inference from, the terms of any other clause in this or any other article, but the purposes and powers specified in each of the clauses herein shall be regarded as independent purposes and powers, and the enumeration of specific purposes and powers shall not be construed to limit or restrict in any manner the meaning of general terms or of the general powers of the corporation; nor shall the expression of one thing be deemed to exclude another, although it be of like nature not expressed.

ARTICLE FOUR.   (CAPITAL STOCK)    The
corporation shall have authority to issue an aggregate of SIXTY MILLION (60,000,000)
shares of stock, par value ONE MILL ($0.001) per share divided into two (2) classes of stock as follows for a total capitalization of SIXTY THOUSAND DOLLARS ($60,000).

NON-ASSESSABLE COMMON STOCK:  FIFTY MILLION
(50,000,000) shares
Of COMMON STOCK, Par Value ONE MILL ($0.001) per share, and

PREFERRED STOCK: TEN MILLION (10,000,000) shares of PREFERRED STOCK, Par Value ONE MILL
($0.0001) per share.

All capital stock when issued shall be fully paid and non-assessable. No holder of shares of capital stock of the corporation shall be entitled as such to any pre-emptive or preferential rights to subscribe to any unissued stock, or any other securities which the corporation may now or hereafter be authorized to issue.

The corporation's capital stock may be issued and sold from time to time for such consideration as may be fixed by the Board of Directors, provided that the consideration so fixed is not less than par value.

Holders of the corporation's Common Stock shall not possess cumulative voting rights at any shareholders meetings called for the purpose of electing a Board of Directors or on other matters brought before stockholders meetings, whether they are annual or special.

     ARTICLE FIVE.  (DIRECTORS).        The
affairs of the corporation shall be governed by a Board of Directors of not more than fifteen (15) nor less than one (1) person.
The name and address of the first Board of Directors is:

          NAME
ADDRESS

          Howard Klien
6844 Johnson Wagon Crescent

Mississauga, Ontario L5W 1B1

Canada

               ARTICLE SIX.   (ASSESSMENT OF
STOCK).  The capital stock of the
corporation, after the amount of the
subscription price or par value has been paid
in, shall not be subject to pay debts of the
corporation, and no paid up stock and no
stock issued as fully paid up shall ever be
assessable or assessed.
               ARTICLE SEVEN.
(INCORPORATOR).     The name and address of
the incorporator of the corporation is as follows:

          NAME                     ADDRESS

          Amanda Cardinelli             50
West Liberty Street, Suite. 880
          `                        Reno,
Nevada 89501

               ARTICLE EIGHT.  (PERIOD OF
EXISTENCE).    The period of existence of the
Corporation shall be perpetual.

               ARTICLE NINE.  (BY-LAWS) The
initial By-laws of the corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the By-laws, or to adopt new By-laws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the By-laws.

               ARTICLE TEN.  (STOCKHOLDERS'
MEETINGS). Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the By laws of the corporation. Special meetings of the stockholders may be called by the President or any other executive officer of the corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting.
Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

               ARTICLE ELEVEN.  (CONTRACTS OF
CORPORATION)   No contract or other
transaction between the corporation and any
other corporation, whether or not a majority
of the shares of the capital stock of such
other corporation is owned by this
corporation, and no act of this corporation
shall be any way be affected or invalidated
by the fact that any of the directors of this
corporation are pecuniarily or otherwise
interested in, or are directors or officers
of such other corporation.  Any director of
this corporation, individually, or any firm
of which such director may be a member, may
be a party to, or may be pecuniarily or
otherwise interested in any contract or
transaction of the corporation; provided,
however, that the fact that he or such firm
is so interested shall be disclosed or shall
have been known to the Board of Directors of
this corporation, or a majority thereof; and
any director of this corporation who is also
a director or officer of such other
corporation, or who is so interested, may e
counted in determining the existence of a
quorum at any meeting of the Board of
Directors of this corporation that shall
authorize such contract or transaction, and
may vote thereat to authorize such contract
or transaction, with like force and effect as
if he were no such director or officer of
such other corporation or not so interested.
               ARTICLE TWELVE.  (LIABILITY OF
DIRECTORS AND OFFICERS)    No director or
officer shall have any personal liability to the corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article
Twelve shall not eliminate or limit the
liability of a director or officer for (I) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes.
               IN WITNESS WHEREOF.  The
undersigned incorporator has hereunto affixed his/her signature at Reno, Nevada this 3rd day of September, 1999.


/S/AMANDA CARDINALLI

AMANDA CARDINALLI